Exhibit 10.2

THE WESTERN UNION COMPANY 2015 LONG-TERM INCENTIVE PLAN
DEFERRED STOCK UNIT AWARD AGREEMENT -- TERMS AND CONDITIONS

1.
Pursuant to The Western Union Company 2015 Long-Term Incentive Plan (the “Plan”), The Western Union Company (the “Company”) hereby grants to the Non-Employee Director of the Company identified in the attached Stock Unit Award Notice (which forms part of this Agreement) as of the grant date specified in the Stock Unit Award Notice (the “Grant Date”), the number of Deferred Stock Units (the “Units”) relating to shares of the Company’s Common Stock specified in the Stock Unit Award Notice, subject to the conditions and restrictions set forth in this Agreement and the Plan. Each Unit shall provide for the issuance and transfer to Non-Employee Director of one share of the Company’s Common Stock on the distribution date specified in the most recent Election Agreement between the Company and Non-Employee Director on file with the Company. Upon issuance and transfer of the shares of Common Stock subject to the Units, Non-Employee Director shall have all rights incident to ownership, including but not limited to voting rights and the right to receive dividends.

2.
The terms of the Plan are hereby incorporated in this Agreement by reference and made a part hereof. Any capitalized terms used in this Agreement that are not defined herein shall have the meaning set forth in the Plan.

3.
Regardless of any action the Company takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to Non-Employee Director’s participation in the Plan and legally applicable to Non-Employee Director (“Tax-Related Items”), Non-Employee Director acknowledges that the ultimate liability for all Tax-Related Items is and remains Non-Employee Director’s responsibility. Non-Employee Director further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units, including, but not limited to, the grant of the Units, the vesting of the Units, the conversion of the Units into Common Stock or the receipt of an equivalent cash payment, the subsequent sale of any shares of Common Stock acquired and the receipt of any dividends or dividend equivalents; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Units to reduce or eliminate Non-Employee Director’s liability for the Tax-Related Items or achieve any particular tax result. Further, if Non-Employee Director has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event (“Tax Date”), Non-Employee Director acknowledges that the Company may be required to account for Tax-Related Items in more than one jurisdiction.

4.
Prior to the settlement of the Units, Non-Employee Director will be paid amounts equal to the regular cash dividends that would have been payable to Non-Employee Director if Non-Employee Director had received and held the shares of Common Stock underlying the Units, which payment shall be made as soon as practicable after the payment of dividends with respect to the Company’s Common Stock but in no event later than March 15 of the calendar year immediately following the calendar year in which the record date for such dividend payment occurs. No amounts will be paid with respect to record dates for dividends occurring prior the Grant Date. Prior to the issuance and transfer of the shares of Common Stock underlying the Units, Non-Employee Director shall not be a shareholder of record with respect to such shares and shall have no voting rights with respect to such shares.

5.
The Units may not be sold, assigned, transferred, pledged, or otherwise disposed of, except by will or the laws of descent and distribution, or otherwise as provided by the Plan. If Non-Employee Director or anyone claiming under or through Non-Employee Director attempts to make any such sale, transfer, assignment, pledge or other disposition of the Units in violation of this Paragraph 5, such attempted violation shall be null, void, and without effect.

6.
Notwithstanding anything in this Agreement to the contrary, all Units subject to this Agreement shall be immediately forfeited in the event that Non-Employee Director’s service on the Company’s Board of Directors is terminated on account of gross misconduct.

7.
The Board or Committee may amend or terminate the Plan and the Committee may amend (or its delegate may amend) these terms and conditions. No amendment may impair Non-Employee Director’s rights under this Agreement without Non-Employee Director’s consent. The determination of such impairment shall be made by the Committee in its sole discretion.

8.
Any action taken or decision made by the Company, the Board, or the Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on Non-Employee Director and all persons claiming under or through Non-Employee Director. By accepting this grant of Units or other benefit under the Plan, Non-Employee Director and each person claiming under or through Non-Employee Director shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee or its delegates.

9.
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Non-Employee Director’s participation in the Plan, or Non-Employee Director’s acquisition or sale of the shares of Common Stock underlying the Units. Non-Employee Director is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

10.	This Award is discretionary, non-binding for future years and there is no promise or guarantee that such grants will be offered to Non-Employee Director in future years.

11.
The validity, construction, interpretation, administration and effect of the Plan and this Agreement and rights relating to the Plan and to this Agreement, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware in the United States of America, as provided in the Plan. For purposes of litigating any dispute that arises directly or indirectly under the Units or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Colorado in the United States of America, and agree that such litigation shall be conducted only in the courts of Douglas County in the State of Colorado in the United States of America, or the federal courts for the United States of America for the District of Colorado, and no other courts, where this grant is made and/or to be performed.

12.
If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed as to foster the intent of this Agreement and the Plan.

13.
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Non-Employee Director hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

14.
The Company reserves the right to impose other requirements on Non-Employee Director’s participation in the Plan, on the Units and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with applicable law or to facilitate the administration of the Plan, and to require Non-Employee Director to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.